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                              List of Subsidiaries


LDI Computer Systems, Inc.
LDI Computer Rentals, Inc.
LDI Lease Funding Corporation
LDI Realty Corp.
Dunwoode Corporation
Leasing Dynamics Corporation (Shell)
LDI Canada, Inc.
LDI NRO, Inc.